UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 10, 2020

XPO LOGISTICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-32172	03-0450326
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Five American Lane, Greenwich, Connecticut 06831
(Address of principal executive offices)

(855) 976-6951
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common stock, par value $0.001 per share	XPO	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 10, 2020, the Board of Directors of XPO Logistics, Inc. (the “Company”) approved the appointment of David Wyshner as Chief Financial Officer effective March 2, 2020. Upon Mr. Wyshner’s commencement of employment, Sarah Glickman, Acting Chief Financial Officer, will assume the role of Senior Vice President, Corporate Finance and Transformation.

The Company entered into an employment agreement with Mr. Wyshner (the “Employment Agreement”) that is generally consistent with its standard form of employment agreement for executive officers. Pursuant to the Employment Agreement, Mr. Wyshner will receive an annual base salary of $635,000 and the opportunity to earn a performance-based bonus each year, targeted at 150% of base salary. The Employment Agreement also provides for the grant of two initial equity awards, a restricted stock unit award with a grant date value of $2,000,000, which vests ratably over three years generally subject to Mr. Wyshner’s continued employment, and a performance-based restricted stock unit award with a grant date value of $2,000,000, which vests subject to achievement of performance goals based on Company total shareholder return and adjusted earnings per share during a performance period commencing on January 1, 2019 and ending on December 31, 2024, generally subject to Mr. Wyshner’s continued employment. The Employment Agreement also provides that Mr. Wyshner will be eligible for relocation benefits in connection with his required relocation to the Greenwich, Connecticut metropolitan area no later than August 3, 2020.

Upon Mr. Wyshner’s termination of employment without cause (as defined in the Employment Agreement) either prior to a change of control of the Company or more than two years following a change of control of the Company, Mr. Wyshner will be entitled to severance equal to twelve months of base salary, at the level in effect on the date of termination, a prorated target bonus for the year of termination, any earned but unpaid annual bonus, and medical and dental coverage for a period of six months from the date of termination. In the event that, within two years following a change of control of the Company, the Company terminates Mr. Wyshner’s employment without cause or Mr. Wyshner resigns for good reason (as defined in the Employment Agreement), Mr. Wyshner will receive a lump-sum cash payment equal to two times the sum of his base salary and target annual bonus, a prorated target bonus payment for the year of termination, and any earned but unpaid annual bonus, and medical and dental coverage for a period of 24 months from the date of termination. The severance benefits described in this paragraph are in all cases subject to Mr. Wyshner’s execution and non-revocation of a release of claims.

The Employment Agreement also contains equity and annual bonus clawback provisions in the event of a restrictive covenant breach, termination of employment for cause, or engagement in fraud or willful misconduct that contributes materially to any financial restatement or material loss. Under the Employment Agreement, Mr. Wyshner is subject to the following restrictive covenants: employee and customer non-solicitation during his employment and for a period of three years following his termination for any reason; confidentiality and non-disparagement during his employment and thereafter; and non-competition during his employment and for a period of two years following his termination for any reason. In addition, the Company generally has the option to extend the non-competition period for up to an additional year following a termination for any reason, provided that it continues to pay Mr. Wyshner’s base salary as in effect on the date of termination during the extended non-competition period.

Prior to joining the Company, Mr. Wyshner, 52, served as chief financial officer of Wyndham Hotels & Resorts, Inc. from May 2018 to December 2019; as executive vice president and chief financial officer of Wyndham Worldwide Corporation, from which Wyndham Hotels was spun-off, from August 2017 to May 2018; and is serving as senior advisor of Wyndham Hotels from December 2019 to March 2020. Earlier, Mr. Wyshner served as chief financial officer of Avis Budget Group from August 2006 to June 2017 and as Avis Budget Group’s president from January 2016 to June 2017. He previously held several roles at Cendant Corporation, starting in 1999, including executive vice president and treasurer, and vice chairman of the Travel Content Division, which included the Avis and Budget vehicle rental businesses and many of Wyndham Worldwide’s businesses. Prior to joining Cendant Corporation, Mr. Wyshner served as vice president in Merrill Lynch & Co.’s investment banking division. Mr. Wyshner received his bachelor’s degree magna cum laude from Yale University and his M.B.A. from the Wharton School of the University of Pennsylvania.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 10, 2020	XPO LOGISTICS, INC.

	By:	/s/ Kurt M. Rogers
Kurt M. Rogers,
Chief Legal Officer and Corporate Secretary